Media Contact:
Bernadette Miller
+1 980.253.9781
bernadette.miller@parsons.com

Investor Relations Contact:
Dave Spille
+1 703.775.6191
Dave.Spille@parsons.us

Parsons Announces Chief Financial Officer Transition

CHANTILLY, Va. (October 28, 2026) – Parsons Corporation (NYSE: PSN) today announced that Matt Ofilos will resign as Executive Vice President and Chief Financial Officer, effective November 6, 2026, to pursue another professional opportunity. Ofilos’ resignation is not the result of any disagreement with the company on any matter relating to the company’s operations, policies, or practices.

The company’s Board of Directors has appointed George Ball, Parsons’ former Chief Financial Officer and a current member of the Board of Directors, to serve as Interim Chief Financial Officer, effective November 6, 2026. This appointment provides continuity in the company’s financial leadership while the Board of Directors conducts a thorough search for a permanent successor.

“I want to thank Matt for his leadership, partnership, and financial stewardship over the past five years,” said Carey Smith, Chair, President, and Chief Executive Officer of Parsons Corporation. “During his tenure, Parsons grew revenue and profitability and advanced its growth strategy. We wish Matt continued success in his next chapter. We are pleased to welcome George back as Interim Chief Financial Officer. George’s deep understanding of Parsons, our customers, employees, and strategic priorities will support an orderly transition as we remain focused on disciplined execution and delivering on our corporate strategy.”

Ball served as Parsons’ Chief Financial Officer from 2008 to 2022 and joined the company’s Board following his retirement as Chief Financial Officer. During his tenure as Chief Financial Officer, he played an integral role in guiding the transformation of the company and helped lead Parsons’ initial public offering in 2019. He joined Parsons in 1995 and held multiple financial and operational leadership positions with global responsibilities before becoming Chief Financial Officer. He has also served on the boards of multiple public and nonprofit organizations.

In its third-quarter 2026 earnings release issued earlier today, the company reported strong third-quarter results, reaffirmed the midpoint and narrowed its fiscal year 2026 revenue and adjusted EBITDA guidance ranges, and reiterated its operating cash flow guidance range.

For additional information, please refer to the company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission under Item 5.02.

About Parsons:

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and electronic warfare, space and missile defense, transportation, water and environment, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn to learn how we’re making an impact.